Exhibit 99.1

For Immediate Release	For additional information contact: Richard Donnelly - CEO 303-794-2000 or Greg Pusey - Chairman 303-722-4008

AspenBio Pharma, Inc. Announces Closing on $1,428,000 Private Placement

                Castle Rock, CO, April 13, 2006/PR News — AspenBio Pharma, Inc. (OTCBB: APNB) announced today that it has had a closing of $1,428,000 under a Private Placement of unregistered securities. For each $1,400,000 invested, the purchaser received 1,000,000 common shares. A total of 1,020,000 common shares were issued in the offering. The offering was made to accredited investors only. The purpose of the private placement is to raise funds for working capital, new product development and general corporate purposes.

The shares of Common Stock are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction.

This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.